EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of the Registration Statements on Form S-8 (File No. 333-160075) and Form S-3 (File Nos. 333-161525, 333-161153, and 333-161487) of China Education Alliance, Inc., of our report dated March 15, 2010 relating to the consolidated financial statements, of China Education Alliance, Inc., and Subsidiaries as of December 31, 2009 and 2008 and for the years then ended, which report appears in this annual report on Amendment No. 1 to Form 10-K of China Education Alliance, Inc.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Certified Public Accountants

New York, New York
October 25, 2010